Exhibit 99.1

Investor Contact: Martin P. Galvan
800-908-7103

CardioNet, Inc. Reports

First Quarter 2008 Results

Conshohocken, PA, April 29, 2008 – CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the quarter ended March 31, 2008.

Q1 2008 Highlights

Highlights of the first quarter of 2008 included:

•                  Reported Q1 2008 revenue growth of 67.9% compared to the same period last year adjusted to include the impact of the acquisition of PDSHeart, Inc. (“PDSHeart”) as if the acquisition occurred on January 1, 2007 (1A), and 129.4% revenue growth for the same period last year on a GAAP basis.

•                  Achieved the third consecutive quarter of profitability.

•                  Completed our $82.8 million initial public offering at $18.00 per share (inclusive of the underwriters’ partial exercise of its over-allotment option), raising net proceeds to CardioNet of $46.9 million.

•                  Secured a new direct contract with a national commercial payor representing over 16 million lives, bringing the total number of lives covered by the CardioNet System to 176 million covered by 170 commercial contracts and Medicare.

•                  Celebrated the one year anniversary of the March 2007 publication of a 300-patient randomized clinical trial finding that the CardioNet System detected clinically significant arrhythmias nearly three times as often as traditional loop event monitors in patients who had previously experienced negative or non-diagnostic Holter monitoring.

•                  Initiated final integration plans related to the March 2007 PDSHeart acquisition, including the elimination of redundant operations, overhead and facilities.  We currently expect this plan to be substantially implemented by mid-2008.

•                  Bolstered our senior management team with the hiring of experienced executives in key management positions in Sales, Marketing and R&D.

President and Chief Executive Officer (“CEO”) Commentary

Arie Cohen, President and CEO, commented: “We are pleased to report a record first quarter that exceeded our expectations.  Our performance reflects continued recognition by physicians and payors of the benefits of utilizing the CardioNet System.  We believe that CardioNet only has approximately 5% penetration of an estimated $2 billion market, and that the future growth opportunities for our company are quite compelling.

“We have seen significant payor momentum since the publication of a 300-patient randomized clinical trial in March 2007, which illustrated a three times higher diagnostic yield of the CardioNet System versus event monitoring for patients who previously had negative or non-diagnostic Holter monitoring.  From March 2007, we have signed 28 new commercial payor contracts representing over 34.9 million lives, including two significant national payors, one of which was signed late in the first quarter of 2008.  We believe this momentum of payor acceptance will continue and that we will secure additional new contracts going forward.”

Financial Results

Revenues for the first quarter of 2008 increased to $25.5 million compared to $11.1 million in the first quarter of 2007, an increase of $14.4 million, or 129.4%.  After taking into account the acquisition of PDSHeart, the $25.5 million of first quarter 2008 revenue compares to adjusted revenue of $15.2 million for first quarter 2007 (1A), an increase of $10.3 million, or 67.9%.

Gross profit increased to $15.9 million in the first quarter of 2008, or 62.6% of revenues, compared to $7.3 million in the first quarter of 2007, or 65.9% of revenues.  After taking into account the acquisition of PDSHeart, the 62.6% gross profit in the first quarter of 2008 compares to 64.0% adjusted gross profit in the first quarter of 2007 (1A).

Marty Galvan, CardioNet’s Chief Financial Officer, commented: “The adjusted gross profit of 64.0% for the first quarter of 2007 is lower than the reported GAAP gross profit of 65.9% due to the impact of the inclusion of an entire quarter of the lower margin PDSHeart event and Holter monitoring products.  Year over year, the reduction in gross profit to 62.6% is primarily due to a fuel surcharge on device shipments to and from patients.  Although we expect this charge to continue in 2008, we have identified manufacturing cost and operating expense reductions to offset its impact on our 2008 results.”

On a GAAP basis, operating income increased to $0.3 million in the first quarter of 2008 compared to an operating loss of $2.2 million in the same period last year.  Excluding the impact of $0.4 million of integration and restructuring charges primarily related to integration of PDSHeart (1B), adjusted operating income increased to $0.6 million in the first quarter of 2008 compared to an operating loss of $2.2 million in the first quarter of 2007.  The PDSHeart integration plan is expected to be substantially implemented by mid-2008 with additional integration charges anticipated in the second and third quarters of 2008.

Marty Galvan commented: “We are very excited to report our third consecutive quarter of profitability.  In the first quarter of 2008, CardioNet invested heavily in sales and marketing, additional management talent, research and development and other operating expenses that will help drive our future growth.  As our revenue continues to grow over the balance of 2008, we will be able to leverage these expenses over a larger revenue base.  The first quarter 2008 adjusted operating income exceeded our expectations and the sequential decline from the fourth quarter 2007 to the first quarter 2008 reflects the investments outlined above.  We expect operating margin to increase substantially over the next several quarters.”

On a GAAP basis, net income for the first quarter of 2008 increased to $0.2 million compared to a net loss of $3.2 million for the same period last year.  Adjusted net income for the first quarter of 2008 increased to $0.4 million, or $0.02 per diluted share, excluding the impact of integration and restructuring costs (1B), compared to a net loss of $3.2 million, or a loss of $1.06 per diluted share, for the same period last year.

Net loss available to common shares, which is derived by reducing net income by the accrued dividends and accretion on mandatorily redeemable convertible preferred stock, was $2.4 million, or a loss of $0.50 per diluted share, compared to a net loss of $3.6 million, or a loss of $1.22 per diluted share, for the same period last year.  The mandatorily redeemable convertible preferred stock, which was issued to finance the March 2007 PDSHeart acquisition, was converted to common stock in connection with CardioNet’s March 2008 initial public offering.

2008 Outlook

CardioNet CEO Arie Cohen noted, “Looking ahead, we believe that we are well-positioned to deliver sustained revenue and earnings growth and have set a revenue target for 2008 of $117.0 to $120.0 million.  We expect to leverage our strong balance sheet to invest in sales and marketing resources to drive revenue growth, R&D projects to enhance our product portfolio, and opportunistic strategic acquisitions that we believe will further strengthen our performance in 2008 and beyond.”

Conference Call

CardioNet, Inc. will host an earnings conference call on Tuesday, April 29, 2008, at 8:00 AM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.CardioNet.com.  The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 50515401.

CardioNet, Inc. is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health.  CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias with a solution that it markets as the CardioNet System.  More information can be found at http://www.CardioNet.com.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our ability to deliver sustained revenue and earnings growth, our ability to implement manufacturing cost and expense reductions, our ability to increase our operating margin, the performance of our recent acquisition of PDSHeart, our ability to integrate it into our operations during mid-2008, its affect on earnings and whether it will contribute to higher rates of revenue and earnings growth in the future, our ability to secure additional contracts in 2008, our outlook for our businesses, our expectations regarding the integration and restructuring charges and our ability to recover the costs relating to our acquisition of PDSHeart, our expectations for our research and development pipeline and new product introductions, our ability to create stockholder value, our 2008 revenue target, our prospects for continued growth, our ability to successfully execute on our business strategies and our confidence in the Company’s future.  These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.  These factors include, among other things, the integration of our recent acquisition of PDSHeart, the continued implementation of the company’s restructuring plans, sales and marketing initiatives, our ability to attract and retain talented sales personnel, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services, patent protection and litigation, a successful mergers and acquisitions strategy, the ability to locate and acquire companies, the existence of businesses and products that are strategic to the Company and accretive to earnings, and the market for mergers and acquisitions.  For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our final prospectus filed on March 19, 2008 in connection with our initial public offering.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

	Three Months Ended
	(unaudited)
	March 31,	March 31,
(In Thousands, Except Per Share Amounts)	2008	2007

Revenues	$25,463	$11,101
Cost of revenues	9,519	3,790
Gross Profit	15,944	7,311
Gross Profit %	62.6%	65.9%

Operating Expenses:
Research and development expense	1,141	990
General and administrative expense	8,820	5,141
Sales and marketing expense	5,115	3,320
Amortization of intangibles	246	61
Integration and restructuring charges	356	—
Total Operating Expense	15,678	9,512

Operating Income (Loss)	266	(2,201)
Interest Income (Expense), net	112	(953)

Income (Loss) Before Income Taxes	378	(3,154)
Provision for Income Taxes	(151)	—
Net Income (Loss)	$227	$(3,154)
Dividends on and accretion of mandatorily redeemable convertible preferred stock	(2,597)	(483)
Net Loss available to common shares	$(2,370)	$(3,637)

Loss per Share:
Basic and Diluted	$(0.50)	$(1.22)

Weighted Average Shares Outstanding:
Basic and Diluted	4,695	2,993

The following table presents detail of the stock-based compensation expense that is included in each functional line item in the Condensed Statement of Operations above (000’s):

Stock based compensation expense

	Three Months Ended
	(unaudited)
	March 31,	March 31,
(In Thousands)	2008	2007

Stock based compensation expense included in:
Cost of revenues	$9	$—
Research and development expense	14	—
General and administrative expense	238	69
Sales and marketing expense	99	—

Total stock based compensation expense	$360	$69

Summary Consolidated Balance Sheet Data

(In Thousands)	March 31, 2008	December 31, 2007
	(unaudited)

Cash and cash equivalents	$61,973	$18,091
Accounts receivable, net	25,766	22,854
Working capital	72,636	29,375
Total assets	154,386	103,040
Total debt	2,872	2,744
Mandatorily redeemable convertible preferred stock	—	115,302
Total shareholders’ equity (deficit)	135,918	(26,865)

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the tables set forth below reconcile certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

(1A) The following table provides a reconciliation of first quarter 2007 results as if the PDSHeart acquisition had been completed as of January 1, 2007.

Three Months Ended March 31, 2007

Total Revenue – GAAP	$11,101

PDSHeart Revenue prior to acquisition – January 1 to March 7, 2007	4,069
Adjusted Revenue	$15,170

Total Gross Profit – GAAP	$7,311

PDSHeart Gross Profit prior to acquisition – January 1 to March 7, 2007	2,402
Adjusted Gross Profit	$9,713
Adjusted Gross Profit %	64.0%

(1B)   The following table reconciles certain financial measures used in this press release that were not calculated in accordance with GAAP.

	Three Months Ended March 31, 2008 `	Three Months Ended March 31, 2007

Operating Income (Loss) – GAAP	$266	$(2,201)

Integration and Restructuring Charges (a)	356	—
Adjusted Operating Income (Loss)	$622	$(2,201)

Net (Loss) applicable to common shares – GAAP	$(2,370)	$(3,637)
Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	2,597	483
Net Income (Loss) – GAAP	$227	$(3,154)

Integration and Restructuring Charges (net of income taxes of $142) (a)	214	—

Adjusted Net Income (Loss)	$441	$(3,154)

Diluted Earnings (Loss) per Share – GAAP	$(0.50)	$(1.22)

Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008 and Integration and Restructuring Charges per Share (a)	0.52	0.16

Adjusted Earnings (Loss) per Share	$0.02	$(1.06)

(a)        In the first quarter of 2008, we incurred $0.4 million of expense primarily to integrate the PDSHeart acquisition consummated in March 2007.